Exhibit 99.2

Safety and Immunogenicity of the Seasonal Influenza Virus-Like Particle (Trivalent) Vaccine in Healthy Adults: Results of a Phase IIa Study

Agenda Design of Phase IIa Clinical Trial Safety Results Immunogenicity Results Conclusions and Implications

Clinical Goals of the Seasonal Influenza VLP (Trivalent) Vaccine Program Develop a safe and effective vaccine against the influenza sub-types responsible for yearly epidemics (H3N2, H1N1, B) Develop a vaccine that induces a broad immune response Improved efficacy in older adults >65 years over existing vaccines Cross-reactivity against drifted strains Develop a vaccine that is matched to the strain circulating in humans Vaccines made in eggs (i.e., adapted to grow in eggs) have genetic differences from strains isolated from humans Recombinant technology permits exact match

Objectives Overview of a Phase IIa Clinical Trial of the Seasonal Influenza VLP Vaccine To evaluate the safety and immunogenicity of the seasonal influenza VLP vaccine Sample: 300 healthy adult subjects, 18 to 49 years of age Safety evaluation following vaccination: All adverse events (AEs) through Day 22 Serious AEs through 6 months Immunogenicity evaluation: HAI titers against vaccine and drifted strains Additional assays to evaluate antibody and cell mediated immune responses to other vaccine components will also be evaluated Influenza VLP Vaccination Groups mcg HA/strain/dose Influenza VLP Vaccination Groups mcg HA/strain/dose Influenza VLP Vaccination Groups mcg HA/strain/dose Influenza VLP Vaccination Groups mcg HA/strain/dose 5 15 30 0 (placebo) n subjects/ group 50 100 100 50 Study Design

Safety of the Influenza VLP Vaccine The types of non-serious adverse events reported are similar to what has been observed with other influenza vaccines No serious adverse events (AEs) have been reported to date Fever Myalgia Arthralgia Headache Fatigue Placebo 1.9 5.7 0 11.3 9.4 5 mcg 5.7 24.5 5.7 24.5 20.8 15 mcg 9.3 33.6 7.5 23.4 26.2 30 mcg 9.6 37.5 15.4 36.5 34.6 Solicited Systemic AEs Within 7 Days of Vaccination

HAI Responses Against Vaccine Strains H3N2 (A/New York) - % Seroprotection* - % Seroconversion** - GMT* H1N1 (A/New Cal.) - % Seroprotection* - % Seroconversion** - GMT* B Jiangsu - % Seroprotection* - % Seroconversion** - GMT* 15 mcg 30 mcg Vaccination Group 95 100 210 83 69 132 73 42 58 97 90 324 94 78 208 79 56 63 *All subjects **Subjects with negative antibody titers at baseline

HAI Responses Against Drifted Strains H3N2 (A/Wisconsin) - % Seroprotection* - % Seroconversion** - GMT* H1N1 (A/Solomon Is.) - % Seroprotection* - % Seroconversion** - GMT* B Malaysia - % Seroprotection* - % Seroconversion** - GMT 15 mcg 30 mcg Vaccination Group 96 100 279 78 36 126 38 7 23 97 92 436 92 67 197 58 18 35 *All subjects **Subjects with negative antibody titers at baseline

Improved Efficacy Early Season Delivery Cross-reactivity Strain-matched Clinical data from seasonal study suggest higher doses lead to higher HAI titers Clinical data from the pandemic study suggest that VLPs activate CD8+/CTLs Preclinical seasonal studies show VLPs induce anti-NA and NAI activity Clinical and preclinical data from seasonal studies show cross-reactivity against drifted strains Cloning process for seasonal strains has been optimized; VLPs for 3 new strains for 2008-9 vaccine made in 6 weeks Progress on the Goals for the Seasonal Influenza VLP (Trivalent) Vaccine Program

Development Plans for 2009 Conduct studies in healthy adults to finalize dose and continue evaluating safety and immunogenicity in this population Conduct dose ranging studies in elderly adults (>65 years old) including comparison with a currently licensed influenza vaccine Continue to optimize manufacturing process to ensure consistency, high purity and yields The data from this study support moving forward with continued development of the seasonal influenza VLP vaccine